EXHIBIT 23.1

Independent Accountants’ Consent

The Board of Directors

Uponor ETI Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-17025, 333-17027, 333-26047, 333-34492 and 333-64002) on Form S-8 of PW Eagle, Inc. of our report dated January 24, 2003, except for notes 1(a), 7 and 14, as to which the date is March 14, 2003, with respect to the consolidated balance sheets of Uponor ETI Company and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Form 8-K/A of PW Eagle, Inc., dated May 29, 2003.

KPMG LLP

Denver, Colorado

May 29, 2003